PACIFICA BANCORP, INC.	Exhibit 11
COMPUTATION OF PER SHARE EARNINGS

	For Three Months Ended September 30,		For Nine Months Ended September 30,
	2004	2003	2004	2003
Net income (loss)	$563,000	$217,000	$2,197,000	$518,000
Less accrued preferred stock dividends	—	(7,000)	—	(23,000)

Net income (loss) available to common shareholders	$563,000	$210,000	$2,197,000	$495,000

Computation of average shares outstanding

Shares outstanding at beginning of the period	3,243,283	3,260,368	3,233,008	3,260,368

Additional shares deemed outstanding because of stock dividends	28,335	163,018	9,549	163,018

Additional shares deemed outstanding because of stock splits	—	—	—	—

Shares repurchased	—	—	—	—

Shares issued during the period times average time outstanding during the period	14,022	—	15,000	—

Avearge basic shares outstanding	3,285,640	3,423,386	3,257,557	3,423,386

Dilutive shares	166,340	112	142,908	1,686

Average diluted shares outstanding	3,451,980	3,423,498	3,400,465	3,425,072

Basic:
Continuing operations	0.17	0.07	0.67	0.19
Discontinued operations	$—	$(0.01)	$—	$(0.05)

Total	$0.17	$0.06	$0.67	$0.14

Diluted:
Continuing operations	$0.16	$0.07	$0.65	0.19
Discontinued operations	$—	$(0.01)	$—	$(0.05)

Total	$0.16	$0.06	$0.65	$0.14